Exhibit 23.1


                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of SofTech, Inc. on Form S-8 (File Nos. 2-73261, 2-82554, 33-5782, and 33-
80746) and on Form S-3 (File Nos. 33-63831 and 333-30399) of our report which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated August 7, 1997, on our audits of the consolidated financial statements and financial statement schedule of SofTech, Inc. as of May 31, 1997 and 1996, and for the years ended May 31, 1997, 1996, and 1995, which report is included in this Annual Report on Form 10-K.



/s/Coopers & Lybrand L.L.P.
Boston, Massachusetts
August 29, 1997